Board of Directors
The Michael Nolin Group, Inc.

We hereby consent to the use in the foregoing Regulation A Offering Statement on Form 1-A of our report dated February 1, 2018, and to the reference to our firm under the heading "Experts" in the Offering Circular.

Mac Accounting Group, LLP

/s/ Mac Accounting Group, LLP

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Midvale, Utah
February 1, 2018